Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

	Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
	Release:	Immediately

Blount Announces 2008 Third Quarter Results

•                 Record sales and operating income posted in third quarter

•                 Full year outlook for sales and operating income increased

•                 Diluted EPS from continuing operations of $0.31, up 82% from last year

PORTLAND, OR, November 5, 2008:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the third quarter ended September 30, 2008.

Results for the Quarter Ended September 30, 2008

The Company’s sales in the third quarter were $175.0 million, compared to $129.9 million in 2007, a 35% increase. This year’s third quarter represents the second consecutive quarter of record sales for the Company’s continuing operations. The majority of the improvement was generated by increased unit volumes of the Company’s saw chain related products. Additional sales growth was generated by the inclusion of the Carlton business, which was acquired in May of this year.

Operating income in this year’s third quarter also represented a record level for the Company’s continuing operations.  In the third quarter, operating income was $30.0 million compared to $20.6 million last year, a 46% increase. Income from continuing operations increased by 83% from last year’s third quarter to $15.0 million ($0.31 per diluted share), in part due to lower interest expense.

“The Company’s excellent third quarter financial results were reflective of the strong demand for our products in most geographic markets,” said Chairman and Chief Executive Officer James S. Osterman.  “Sales in international markets were bolstered by new customer gains, higher selling prices and a favorable foreign currency environment. Core domestic sales were up 27% from last year’s third quarter in part due to storm activity along the U.S. Gulf Coast.  We have increased our financial outlook for 2008 to reflect these solid results, as well as the anticipated benefit on our costs from a strengthening U.S. dollar.  Fourth quarter sales are estimated to exceed last year’s fourth quarter, although at a lower growth rate than was experienced in the first nine months of 2008,” Osterman added.  “The recent turmoil in the financial markets and the revaluation of the U.S dollar has created caution on the part of some of our customers, but has not impacted Blount’s ability to execute its business model and generate free cash flow,” Osterman concluded.

Outdoor Products Segment

The Outdoor Products segment’s third quarter sales were $166.2 million, an increase of 36.1% from last year. Excluding the impact of the Carlton acquisition, sales increased by 23.1% from the third quarter of 2007.  International sales were 70% of total segment sales and, exclusive of Carlton, were up 20.3% from last year. Increased volumes and selling prices drove much of the comparable year-over-year improvement.  Foreign exchange rates also contributed to the increase in sales.  The key drivers of the increase in sales are estimated below:

Selling Price/Mix	+1.8%
Unit Volume	+19.0%
Foreign Exchange	+2.3%
Carlton Sales	+13.0%
Total increase in Sales	+36.1%

Sales order backlog for the segment was $97.7 million at the end the third quarter compared to $67.6 million in the comparable period last year.  September 30, 2008 backlog includes $23.5 million related to Carlton.

Segment contribution to operating income was $34.1 million in the third quarter compared to $23.7 million in the comparable period of 2007, a 44.2% increase. Segment contribution margin as a percentage of sales was 20.5% compared to 19.4% in last year’s third quarter.  The increase in segment contribution and margin reflects the impact of incremental sales and associated production leverage at the Company’s manufacturing plants. Higher average selling prices offset the impact of steel cost increases, which were approximately $1.1 million higher as compared to last year’s third quarter. The year-over-year fluctuations in foreign currencies resulted in a $2.8 million reduction in segment contribution to last year. The majority of the foreign currency reduction was related to our Brazilian-based operating costs, as the real was approximately 17% stronger relative to the U.S. dollar in this year’s third quarter as compared to last year. The key drivers of the operating margin increase are estimated below:

2007 Third Quarter Operating Margin	19.4%
Increase/(Decrease)
Selling Price/Mix	1.4%
Unit Volume	2.2%
Costs/Mix	1.1%
Carlton Margin Dilution	(0.7)%
Carlton Acquisition Charges	(0.6)%
Foreign Exchange	(2.3)%
Total Change	1.1%

2008 Third Quarter Operating Margin	20.5%

Other and Corporate Expense

In the third quarter, contribution to operating income from other and corporate expense totaled a loss of $4.1 million compared to a loss of $3.1 million last year.  The increase in loss from last year is driven primarily by an increase in Corporate-related expenses partially offset by a slight improvement in year-over-year profit from the sales of gear components.

2008 Financial Outlook

The Company has increased its full year outlook for sales to between $610 million and $615 million and operating income to between $86 million and $88 million for fiscal 2008. The operating income outlook assumes increased steel costs in the fourth quarter as compared to this year’s third quarter and last year’s fourth quarter. This steel cost increase should be offset by the impact from a stronger U.S. dollar in relation to the Canadian and Brazilian currencies, as well as higher average selling prices. Included in the full year operating income estimate is approximately $3 million in non-recurring acquisition-related charges from the Carlton purchase, of which $2.5 million was incurred in the first nine months. Cash flow available for debt repayment is estimated to be between $33 million and $37 million in 2008, excluding the funds used to acquire Carlton.  The effective income tax rate on continuing operations for 2008 is estimated to be approximately 36%.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, global financial markets, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In thousands, except per share data)	2008	2007	2008	2007
Sales	$175,006	$129,853	$463,265	$383,749
Cost of sales	118,470	85,927	314,929	253,492
Gross profit	56,536	43,926	148,336	130,257
Selling, general and administrative expenses	26,526	23,327	80,037	70,800
Operating income	30,010	20,599	68,299	59,457
Interest expense, net of interest income	(6,572)	(8,129)	(19,501)	(24,440)
Other income, net	690	651	1,461	715
Income from continuing operations before income taxes	24,128	13,121	50,259	35,732
Provision for income taxes	9,146	4,940	18,171	12,490
Income from continuing operations	14,982	8,181	32,088	23,242
Income (loss) from discontinued operations	(232)	1,262	(406)	2,049
Net income	$14,750	$9,443	$31,682	$25,291

Basic income (loss) per share:
Continuing operations	$0.31	$0.17	$0.68	$0.49
Discontinued operations	—	0.03	$(0.01)	0.04
Basic income per share:	$0.31	$0.20	$0.67	$0.53
Diluted income (loss) per share:
Continuing operations	$0.31	$0.17	$0.67	$0.48
Discontinued operations	—	0.03	$(0.01)	0.04
Diluted income per share:	$0.31	$0.20	$0.66	$0.52
Shares used for per share computations (in 000’s):
Basic	47,624	47,288	47,440	47,276
Diluted	48,248	48,113	48,079	48,068

Condensed Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
(In thousands)	2008	2007
Assets:
Cash and cash equivalents	$53,577	$57,589
Accounts receivable, net	91,454	67,818
Inventories, net	81,363	70,273
Other current assets	19,281	21,929
Property, plant and equipment, net	116,582	89,729
Other assets	123,023	104,611
Total assets	$485,280	$411,949
Liabilities:
Current maturities of long-term debt	$38,232	$1,242
Other current liabilities	88,368	87,779
Long-term debt, net of current maturities	293,847	295,758
Other liabilities	84,920	81,316
Total liabilities	505,367	466,095
Stockholders’ deficit	(20,087)	(54,146)
Total liabilities and stockholders’ deficit	$485,280	$411,949

Segment Information

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In thousands)	2008	2007	2008	2007
Sales:
Outdoor products	$166,217	$122,112	$438,800	$361,085
Other	8,789	7,741	24,465	22,664
Total sales	$175,006	$129,853	$463,265	$383,749
Operating income:
Outdoor products	$34,131	$23,667	$80,482	$71,401
Other and corporate expense	(4,121)	(3,068)	(12,183)	(11,944)
Operating income	$30,010	$20,599	$68,299	$59,457